424(b)(3)
                                                                   No. 333-47411


                        CNL HEALTH CARE PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 24, 1999. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information in this Supplement is provided as of August 5, 1999. As of August 5, 1999, the Company had not entered into any initial commitments to acquire properties. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after August 5, 1999, will be reported in a subsequent Supplement.


                                  THE OFFERING

         As of July 13, 1999, the Company had received aggregate subscription proceeds of $2,751,052 from 121 investors, which exceeded the minimum offering amount of $2,500,000, and $2,526,052 of the funds were released from escrow. The remaining subscription proceeds of $225,000 (representing funds received from Pennsylvania investors) will be held in escrow until aggregate subscription proceeds total at least $7,775,000. As of August 5, 1999, the Company had received total subscription proceeds of $3,089,217 (308,922 Shares), from 138 investors in connection with this offering. As of August 5, 1999, the Company had approximately $2,406,000 available to invest in Properties, following deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees, Organizational and Offering Expenses of approximately three percent and Acquisition Fees.


                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Relationships and Related Transactions."


                                    BUSINESS

GENERAL

         The following information updates and replaces information provided in the last two paragraphs on page 44 of the Prospectus.

         In addition to an aging population, according to 1997 data from the U.S. Department of Commerce, a significant segment of the elderly population has the financial resources to afford seniors' housing facilities, with people age 55 to 64 making a mean household income of $57,400 per year. The mean household income for those age 65 and over is more than $32,000 per year. Management believes that other changes and trends in the health care industry will create opportunities for growth of seniors' housing facilities, including (i) the growth of operators serving specific health care niches, (ii) the consolidation of providers and facilities through mergers, integration of physician practices, and elimination of duplicative services, (iii) the pressures to reduce the cost of providing quality health care, (iv) more dual-income and single-parent households leaving fewer family members available for in-home care of aging parents and necessitating more senior care facilities, and (v) an anticipated increase in the number of insurance companies and health care networks offering privately funded long-term care insurance.


August 18, 1999                                    Prospectus Dated May 24, 1999

         According to the Health Care Financing Administration and the National Health Statistics Group, the health care industry represents over 13.5% of the United States' gross domestic product ("GDP") with at least $1.092 trillion in annual expenditures. The U.S. Department of Health and Human Services expects this figure to rise to over 16.2% of the GDP by 2008. According to the U.S. Census Bureau, U.S. health care construction expenditures are estimated to be $17.4 billion per year and growing. With regard to housing for seniors, there are three major contributors to growth and the attraction of capital, according to the National Investment Conference for the Senior Living and Long Term Care Industries in 1996. They are (i) demographics, (ii) the limited supply of new product, and (iii) the investment community's increased understanding of the industry. Although the Company believes the growth will continue for a long while, overbuilding is unlikely due to the favorable demographics, the increase in public awareness of the industry, the preference of seniors for obtaining care in non-institutional settings and the cost savings realized in a non-institutional environment.


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in this Prospectus Supplement and in Appendix B to the Prospectus.

                                                 Six Months Ended                              Year Ended
                                     June 30, 1999 (1)       June 30, 1998 (1)                December 31,
                                        (Unaudited)             (Unaudited)             1998 (1)       1997 (1) (2)
                                     -------------------     ------------------       -----------     --------------

  Revenues                                 $   --                $   --               $    --           $     --
  Net earnings                                 --                    --                    --                 --
  Cash distributions declared                  --                    --                    --                 --

                                      June 30, 1999          June 30, 1998          December 31,        December 31,
                                       (Unaudited)            (Unaudited)               1998                1997
                                     -----------------      ----------------       ---------------     --------------

  Total assets                            $1,592,442             $468,816              $976,579             $280,330
  Total stockholder's equity                 200,000              200,000               200,000              200,000


(1) As of June 30, 1999, no significant operations had commenced and the Company was in its development stage. No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on July 13, 1999.

(2) Selected financial data for 1997 represents the period December 22, 1997 (date of inception) through December 31, 1997.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company is a Maryland corporation that was organized on December 22, 1997, to acquire Properties related to health care and seniors' housing facilities located across the United States. The Health Care Facilities may include congregate living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities, and medical office buildings and walk-in clinics. The Properties will be leased on a long-term, "triple-net" basis to operators of the Health Care Facilities. The Company may also provide Mortgage Loans to operators of Health Care Facilities in the aggregate principal amount of approximately 5% to 10% of the Company's total assets. The Company also may offer Secured Equipment Leases to operators of Health Care Facilities. The aggregate principal amount of Secured Equipment Leases is not expected to exceed 10% of the Company's total assets.

         The Company's primary investment objectives are to preserve, protect, and enhance the Company's Assets while (i) making Distributions commencing in the initial year of Company operations; (ii) obtaining fixed income through the receipt of base rent, and increasing the Company's income (and distributions) and providing protection against inflation through automatic fixed increases in base rent or increases in the base rent based on increases in consumer price indices, over the terms of the leases, and obtaining fixed income through the receipt of payments from Mortgage Loans and Secured Equipment Leases; (iii) qualifying and remaining qualified as a REIT for federal income tax purposes; and (iv) providing stockholders of the Company with liquidity of their investment within five to ten years after commencement of the offering, either in whole or in part, through (a) Listing, or (b) the commencement of the orderly Sale of the Company's Assets, and distribution of the proceeds thereof (outside the ordinary course of business and consistent with its objective of qualifying as a REIT).

         In connection with this offering, the Company registered for sale an aggregate of $155,000,000 of Shares (15,500,000 Shares at $10 per Share), 500,000 of such Shares available only to stockholders who elect to participate in the Company's Reinvestment Plan. The offering of Shares commenced on September 18, 1998 and will terminate no later than September 18, 1999, unless the Company elects to extend the offering to a date no later than September 18, 2000, in states that permit such extension. The Board of Directors may determine to engage in future offerings of Common Stock up to the number of unissued authorized shares of Common Stock available.

         This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local real estate conditions, availability of proceeds from the Company's offering, the ability of the Company to obtain a Line of Credit or Permanent Financing on satisfactory terms, the ability of the Company to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Other factors that might cause such a difference are set forth in the "Risk Factors" section of the Prospectus beginning on page 11.

LIQUIDITY AND CAPITAL RESOURCES

       During the period December 22, 1997 (date of inception) to June 30, 1999, a capital contribution of $200,000 from the Advisor was the Company's sole source of capital.

       As of June 30, 1999, the Company had received subscription proceeds of $2,490,300 (249,030 Shares), which were being held in escrow until the Company received aggregate subscription proceeds of at least $2,500,000 from the offering. As of July 13, 1999, the Company had received aggregate subscription proceeds of $2,751,052, and $2,526,052 of the funds were released from escrow. Subscription proceeds from Pennsylvania investors, which totalled $225,000 as of July 13, 1999, will be held in escrow until the Company receives aggregate subscription proceeds of at least $7,775,000. As of August 5, 1999, the Company had received total subscription proceeds of $3,089,217 and had approximately $2,406,000 available to invest in Properties and Mortgage Loans, following the deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees, Organizational and Offering Expenses of approximately three percent, and Acquisition Fees.

         The Company will use Net Offering Proceeds (Gross Proceeds less fees and expenses of the offering) from this offering to purchase Properties and to invest in Mortgage Loans. See the section of the Prospectus entitled "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowing. The Company plans to obtain a revolving Line of Credit initially in an amount up to $45,000,000, and may, in addition, also obtain Permanent Financing. The Line of Credit may be increased at the discretion of the Board of Directors and may be repaid with offering proceeds, working capital or Permanent Financing. Although the Board of Directors anticipates that the Line of Credit initially may be in the amount of $45,000,000 and the aggregate amount of any Permanent Financing shall not exceed 30% of the Company's total Assets, the maximum amount the Company may borrow is 300% of the Company's Net Assets. The Company has engaged in preliminary discussions with potential lenders but has not yet received a commitment for the Line of Credit or any Permanent Financing and there is no assurance that the
Company will obtain the Line of Credit or any Permanent Financing on satisfactory terms.

         The Company's funds are invested in short-term, highly liquid U.S. Government securities or in other short-term, highly liquid investments with appropriate safety of principal, pending investment in suitable Properties and Mortgage Loans. Management anticipates that after the Company has invested in Assets, lease and mortgage payments paid to the Company by the tenants and borrowers will be sufficient to pay operating expenses, provide cash Distributions to the stockholders and service debt.

         At June 30, 1999 and December 31, 1998, the Company's total assets were $1,592,442 and $976,579, respectively. The increase in total assets reflects deferred offering costs and acquisition fees incurred during the six months ended June 30, 1999.

         During the six months ended June 30, 1999 and 1998, Affiliates of the Company incurred $230,831 and $162,854, respectively, for certain Organizational and Offering Expenses. As of June 30, 1999 and December 31, 1998, the Company owed Affiliates $1,388,203 and $685,372, respectively, for such amounts, unpaid Selling Commissions, marketing support and due diligence expense reimbursement fees, and Acquisition Fees and administrative expenses. The Advisor of the Company has agreed to pay all Organizational and Offering Expenses (excluding Selling Commissions and marketing support and due diligence expense reimbursement fees) in excess of three percent of Gross Proceeds.

         Due to anticipated low Operating Expenses, rental income expected to be obtained from Properties after they are acquired, the fact that the Line of Credit and Permanent Financing have not been obtained and that the Company has not entered into Mortgage Loans or Secured Equipment Leases, management does not believe that working capital reserves will be necessary at this time. Management has the right to cause the Company to maintain reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         As of August 5, 1999, the Company had not entered into any arrangements creating a reasonable probability that a Property would be acquired by the Company or that a particular Mortgage Loan or Secured Equipment Lease would be funded. The number of Properties to be acquired and the number of Mortgage Loans to be invested in by the Company will depend upon the amount of Net Offering Proceeds available and the amount of funds borrowed to acquire Properties and make Mortgage Loans. The number of Secured Equipment Leases to be offered is currently undetermined, but the Company will fund the Secured Equipment Leases with the proceeds from the Line of Credit or Permanent Financing, and the Company has undertaken, consistent with its objective of qualifying as a REIT for federal income tax purposes, to ensure that the value of the Secured Equipment Leases, in the aggregate, will not exceed 25% of the Company's total assets and that the value of the Secured Equipment Leases to a single lessee, in the aggregate, will not exceed 5% of the Company's total assets.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in the Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay operating expenses and to make Distributions to stockholders.

RESULTS OF OPERATIONS

         As of June 30, 1999, no significant operations had commenced because the Company was in its development stage. No operations commenced until the Company received the minimum offering proceeds of $2,500,000 on July 13, 1999.

         Management is not aware of any known trends or uncertainties, other than national economic conditions, which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties, other than those Properties referred to in the Prospectus.

         There currently are no material changes being considered in the objectives and policies of the Company as set forth in the Prospectus.

         Year 2000 Compliance. The Year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date-sensitive information beyond January 1, 2000. The Company does not have any information or non-information technology systems. The Advisor and affiliates of the Advisor provide all services requiring the use of information and non-information technology systems pursuant to an advisory agreement with the Company. The information technology system of the Affiliates of the Advisor consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of the Affiliates of the Advisor are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. The Affiliates of the Advisor have no internally generated programmed software coding to correct, as substantially all of the software utilized by the Advisor and Affiliates is purchased or licensed from external providers.

         In early 1998, the Advisor and Affiliates formed a Year 2000 committee (the "Y2K Team") for the purpose of identifying, understanding and addressing the various issues associated with Year 2000 compliance. The Y2K Team consists of members from the Advisor and its Affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management. The Y2K Team's initial step in assessing the Company's Year 2000 ("Y2K") readiness consists of identifying any systems that are date sensitive and, accordingly, could have potential Y2K problems. The Y2K Team is in the process of conducting inspections, interviews and tests to identify which of the systems of the Advisor and Affiliates could have a potential Y2K problem.

         The information system of the Advisor and its Affiliates is comprised of hardware and software applications from mainstream suppliers; accordingly, the Y2K Team is in the process of contacting the respective vendors and manufacturers to verify the Y2K compliance of their products. In addition, the Y2K Team has also requested and is evaluating documentation from other companies with which the Company has a material third party relationship, including the Company's major vendors, financial institutions and transfer agent. The Company depends on its financial institutions for availability of cash and financing and its transfer agent to maintain and track investor information. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of the Advisor and Affiliates. Although the Advisor continues to receive positive responses from its third party relationships regarding their Y2K compliance, the Advisor cannot be assured that the financial institutions, transfer agent, other vendors and non-information technology system providers have adequately considered the impact of the Year 2000. The Advisor is not able to measure the effect on the operations of the Advisor and its Affiliates of any third party's failure to adequately address the impact of the Year 2000.

         The Advisor and its Affiliates have identified and have implemented upgrades for certain hardware equipment. In addition, the Advisor and its Affiliates have identified certain software applications which will require upgrades to become Year 2000 compliant. The Advisor expects all of these upgrades as well as any other necessary remedial measures on the information technology systems used in the business activities and operations of the Company to be completed by September 30, 1999, although, the Advisor cannot be assured that the upgrade solutions provided by the vendors have addressed all possible Year 2000 issues. The Advisor does not expect the aggregate cost of the Year 2000 remedial measures to be material to the results of operations of the Company.

         The Advisor and Affiliates have received certification from the Company's transfer agent of its Y2K compliance. Due to the material relationship of the Company with its transfer agent, the Y2K Team is evaluating the Year 2000 compliance of the systems of the transfer agent and expects to have the evaluation completed by September 30, 1999. Despite the positive response from the transfer agent and the evaluation of the transfer agent's system by the Y2K Team, the Advisor cannot be assured that the transfer agent has addressed all possible Year 2000 issues. In the event that the systems of the transfer agent are not Y2K compliant, the worst case scenario of the Advisor would be that the Advisor would have to allocate resources to internally perform the functions of the transfer agent. The Advisor does not anticipate that the additional cost of these resources would have a material impact on the Company.

         Based upon the progress the Advisor and Affiliates have made in addressing the Year 2000 issues and their plan and timeline to complete the compliance program, the Advisor does not foresee significant risks associated with its Year 2000 compliance at this time. The Advisor plans to address its significant Y2K issues prior to being affected by them; therefore, it has not developed a comprehensive contingency plan. However, if the Advisor identifies significant risks related to its Year 2000 compliance or if its progress deviates from the anticipated timeline, the Advisor will develop contingency plans as deemed necessary at that time.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Seneff is Chairman of the Board of Directors and Chief Executive Officer, and Mr. Bourne is a director, President and Treasurer, of the Managing Dealer. In addition, Mr. Seneff is Chairman of the Board of Directors and Chief Executive Officer, and Mr. Bourne is a director and President, of the Advisor.

         The  Managing  Dealer  is  entitled  to  receive  Selling   Commissions
amounting to 7.5% of the total amount raised from the sale of Shares for services in connection with the offering of Shares, a substantial portion of which will be paid as commissions to other broker-dealers. For the period January 1, 1999 through August 5, 1999, and the year ended December 31, 1998, the Company had incurred $229,779 and $1,912, respectively of such fees, of which $207,305 and $1,785, respectively, has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, all or a portion of which may be reallowed to other broker-dealers. For the period January 1, 1999 through

August 5, 1999, and the year ended December 31, 1998, the Company had incurred $15,318 and $128, respectively, of such fees, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid.

         In addition, the Company has agreed to issue and sell Soliciting Dealer Warrants to the Managing Dealer. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 Shares sold by the Managing Dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to Soliciting Dealers with prior written approval from, and in the sole discretion of the Managing Dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share from the Company at a price of $12.00 during the five-year period commencing with the date the offering begins. No Soliciting Dealer Warrant, however, will be exercisable until one year from the date of issuance. The Company had not issued any Soliciting Dealer Warrants to the Managing Dealer as of June 30, 1999.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of Total Proceeds. During the period January 1, 1999 through August 5, 1999, and the year ended December 31, 1998, the Company incurred $137,867 and $1,148, respectively, of such fees. Such fees are included in other assets.

         The Advisor and its Affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of Shares) on a day-to-day basis. For the six months ended June 30, 1999, the year ended December 31, 1998 and the period December 22, 1997 (date of inception) through December 31, 1997, the Company incurred $167,392, $196,184 and $15,202, respectively, for these services. Such amounts are included in deferred offering costs.

         The Company believes that all amounts paid or payable by the Company to Affiliates are fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.


                          PRIOR PERFORMANCE INFORMATION

         The information presented in this section represents the historical experience of certain real estate programs organized by certain officers and directors of the Advisor. Prior public programs have invested only in restaurant properties and hotel properties and have not invested in Health Care Facilities. Investors in the Company should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior public real estate programs. Investors who purchase Shares will not thereby acquire any ownership interest in any partnerships or corporations to which the following information relates.

         Two Directors of the Company, Robert A. Bourne and James M. Seneff, Jr., individually or with others have served as general partners of 88 and 89 real estate limited partnerships, respectively, including 18 publicly offered CNL Income Fund partnerships, and as directors and officers of two unlisted public REITs. None of these limited partnerships or unlisted REITs has been audited by the IRS. Of course, there is no guarantee that the Company will not be audited. Based on an analysis of the operating results of the prior programs, Messrs. Bourne and Seneff believe that each of such programs has met or is meeting its principal investment objectives in a timely manner.

         CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Bourne and Seneff, currently serves as the corporate general partner with Messrs. Bourne and Seneff as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style, and in the case of two of the partnerships, casual-dining restaurant properties. Messrs. Bourne and Seneff also currently serve as directors and officers of CNL American Properties Fund, Inc., an unlisted public REIT, organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases; and CNL Hospitality Properties Inc., an unlisted public REIT organized to invest in hotel properties, mortgage loans and secured equipment leases. Both REITs have investment objectives similar to those of the Company. As of June 30, 1999, the 18 partnerships and the two unlisted public REITs had raised a total of $1,519,899,665 from a total of 86,777 investors, and had invested in 1,324 fast-food, family-style and casual-dining restaurant properties, and nine hotels. None of the 18 public partnerships or the two unlisted public REITs has invested in Health Care Facilities. Certain additional information relating to the offerings and investment history of the 18 public partnerships and the two unlisted public REITs is set forth below.

                                                                               Number of       Date 90% of Net
                                                                                Limited         Proceeds Fully
                        Maximum                                               Partnership        Invested or
Name of                 Offering                                               Units or          Committed to
Entity                  Amount (1)                Date Closed                 Shares Sold       Investment (2)
------                  ----------                -----------                 -----------       --------------

CNL Income              $15,000,000               December 31, 1986             30,000           December 1986
Fund, Ltd.              (30,000 units)

CNL Income              $25,000,000               August 21, 1987               50,000           November 1987
Fund II, Ltd.           (50,000 units)

CNL Income              $25,000,000               April 29, 1988                50,000           June 1988
Fund III, Ltd.          (50,000 units)

CNL Income              $30,000,000               December 6, 1988              60,000           February 1989
Fund IV, Ltd.           (60,000 units)

CNL Income              $25,000,000               June 7, 1989                  50,000           December 1989
Fund V, Ltd.            (50,000 units)

CNL Income              $35,000,000               January 19, 1990              70,000           May 1990
Fund VI, Ltd.           (70,000 units)

CNL Income              $30,000,000               August 1, 1990              30,000,000         January 1991
Fund VII, Ltd.          (30,000,000 units)

CNL Income              $35,000,000               March 7, 1991               35,000,000         September 1991
Fund VIII, Ltd.         (35,000,000 units)

CNL Income              $35,000,000               September 6, 1991            3,500,000         November 1991
Fund IX, Ltd.           (3,500,000 units)

CNL Income              $40,000,000               April 22, 1992               4,000,000         June 1992
Fund X, Ltd.            (4,000,000 units)

CNL Income              $40,000,000               October 8, 1992              4,000,000         September 1992
Fund XI, Ltd.           (4,000,000 units)

CNL Income              $45,000,000               April 15, 1993               4,500,000         July 1993
Fund XII, Ltd.          (4,500,000 units)

CNL Income              $40,000,000               September 13, 1993           4,000,000         August 1993
Fund XIII, Ltd.         (4,000,000 units)





                                                                               Number of      Date 90% of Net
                                                                                Limited        Proceeds Fully
                        Maximum                                               Partnership       Invested or
Name of                 Offering                                               Units or         Committed to
Entity                  Amount (1)                Date Closed                 Shares Sold      Investment (2)
------                  ----------                -----------                 -----------      --------------

CNL Income              $45,000,000               March 23, 1994               4,500,000         May 1994
Fund XIV, Ltd.          (4,500,000 units)

CNL Income              $40,000,000               September 22, 1994           4,000,000         December 1994
Fund XV, Ltd.           (4,000,000 units)

CNL Income              $45,000,000               July 18, 1995                4,500,000         August 1995
Fund XVI, Ltd.          (4,500,000 units)

CNL Income              $30,000,000               October 10, 1996             3,000,000         December 1996
Fund XVII, Ltd.         (3,000,000 units)

CNL Income              $35,000,000               February 6, 1998             3,500,000         December 1997
Fund XVIII, Ltd.        (3,500,000 units)

CNL American            $747,464,413              January 20, 1999 (3)      74,746,441 (3)       February 1999 (3)
Properties Fund, Inc.   (74,746,441 shares)

CNL Hospitality         $425,072,637                      (4)                     (4)                   (4)
Properties, Inc.        (42,507,264 shares)


---------------------

(1) The amount stated includes the exercise by the general partners of each partnership of their option to increase by $5,000,000 the maximum size of the offering of CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XVI, Ltd. and CNL Income Fund XVIII, Ltd. The number of shares of common stock for CNL American Properties Fund, Inc. ("APF") represents the number of shares prior to a one-for-two reverse stock split, which was effective on June 3, 1999.

(2) For a description of the property acquisitions by these programs, see the table set forth on the following page.

(3) In April 1995, APF, commenced an offering of a maximum of 16,500,000 shares of common stock ($165,000,000). On February 6, 1997, the initial offering closed upon receipt of subscriptions totalling $150,591,765 (15,059,177 shares), including $591,765 (59,177 shares) through the reinvestment plan. Following completion of the initial offering on
       February 6, 1997, APF commenced a subsequent offering (the "1997 Offering") of up to 27,500,000 shares ($275,000,000) of common stock. On March 2, 1998, the 1997 Offering closed upon receipt of subscriptions totalling $251,872,648 (25,187,265 shares), including $1,872,648 (187,265 shares) through the reinvestment plan. Following completion of the 1997 Offering on March 2, 1998, APF commenced a subsequent offering (the "1998 Offering") of up to 34,500,000 shares ($345,000,000) of common stock. As of December 31, 1998, APF had received subscriptions totalling $345,000,000 (34,500,000 shares), including $3,107,848 (310,785 shares)
       through the reinvestment plan, from the 1998 Offering. The 1998 Offering closed in January 1999, upon receipt of the proceeds from the last subscriptions. As of March 31, 1999, net proceeds to APF from its three offerings totalled $670,151,200 and all of such amount had been invested or committed for investment in properties and mortgage loans.

(4) Effective July 9, 1997, CNL Hospitality Properties, Inc. (formerly CNL American Realty Fund, Inc.) ("CHP") commenced an offering of up to 16,500,000 shares of common stock ($165,000,000). On June 17, 1999, the initial offering closed upon receipt of subscriptions totalling $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares)
       through the reinvestment plan. Following completion of the initial offering on June 17, 1999, CHP commenced a subsequent offering (the "1999 Offering") of up to 27,500,000 shares ($275,000,000) of common stock. As of June 30, 1999, CHP had received subscriptions totalling $7,657,757 (765,776 shares), including $88,403 (8,840 shares) through the reinvestment plan, from the 1999 Offering. As of such date, CHP had purchased, directly or indirectly, nine properties.

         As of June 30, 1999, Mr. Seneff and Mr. Bourne, directly or through affiliated entities, also had served as joint general partners of 69 nonpublic real estate limited partnerships. The offerings of all of these 69 nonpublic limited partnerships had terminated as of June 30, 1999. These 69 partnerships raised a total of $185,927,353 from approximately 4,519 investors, and purchased, directly or through participation in a joint venture or limited partnership, interests in a total of 216 projects as of June 30, 1999. These 216 projects consist of 19 apartment projects (comprising 10% of the total amount raised by all 69 partnerships), 13 office buildings (comprising 5% of the total amount raised by all 69 partnerships), 169 fast-food, family-style, or casual-dining restaurant property and business investments (comprising 69% of the total amount raised by all 69 partnerships), one condominium development (comprising 0.5% of the total amount raised by all 69 partnerships), four hotels/motels (comprising 5% of the total amount raised by all 69 partnerships), eight commercial/retail properties (comprising 10% of the total amount raised by all 69 partnerships), and two tracts of undeveloped land (comprising 0.5% of the total amount raised by all 69 partnerships).

         Mr. Bourne also has served, without Mr. Seneff, as a general partner of one additional nonpublic real estate limited partnership program which raised a total of $600,000 from 13 investors and purchased, through participation in a limited partnership, one apartment building located in Georgia with a purchase price of $1,712,000.

         Mr. Seneff also has served, without Mr. Bourne, as a general partner of two additional nonpublic real estate limited partnerships which raised a total of $240,000 from 12 investors and purchased two office buildings with an aggregate purchase price of $928,390. Both of the office buildings are located in Florida.

         Of the 90 real estate limited partnerships whose offerings had closed as of June 30, 1999 (including 18 CNL Income Fund limited partnerships) in which Mr. Seneff and/or Mr. Bourne serve or have served as general partners in the past, 39 invested in restaurant properties leased on a "triple-net" basis, including eight which also invested in franchised restaurant businesses (accounting for approximately 93% of the total amount raised by all 90 real estate limited partnerships).

         The following table sets forth summary information, as of June 30, 1999, regarding property acquisitions by the 18 limited partnerships and the two unlisted REITs.

      Name of                  Type of                                              Method of            Type of
       Entity                 Property                    Location                  Financing            Program
       ------                 --------                    --------                  ---------            -------

CNL Income Fund,           22 fast-food or           AL, AZ, CA, FL, GA,             All cash            Public
Ltd.                       family-style              LA, MD, OK, PA, TX,
                           restaurants               VA, WA

CNL Income Fund II,        49 fast-food or           AL, AZ, CO, FL, GA,             All cash            Public
Ltd.                       family-style              IL, IN, KS, LA, MI,
                           restaurants               MN, MO, NC, NM, OH,
                                                     TN, TX, WA, WY

CNL Income Fund            38 fast-food or           AL, AZ, CA, CO, FL,             All cash            Public
III, Ltd.                  family-style              GA, IA, IL, IN, KS,
                           restaurants               KY, MD, MI, MN, MO,
                                                     NC, NE, OK, TX

CNL Income Fund IV,        47 fast-food or           AL, DC, FL, GA, IL,             All cash            Public
Ltd.                       family-style              IN, KS, MA, MD, MI,
                           restaurants               MS, NC, OH, PA, TN,
                                                     TX, VA






      Name of                 Type of                                               Method of            Type of
       Entity                Property                    Location                   Financing            Program
       ------                --------                    --------                   ---------            -------

CNL Income Fund V,         35 fast-food or           AZ, FL, GA, IL, IN,             All cash            Public
Ltd.                       family-style              MI, NH, NY, OH, SC,
                           restaurants               TN, TX, UT, WA

CNL Income Fund VI,        56 fast-food or           AR, AZ, FL, GA, IL,             All cash            Public
Ltd.                       family-style              IN, KS, MA, MI, MN,
                           restaurants               NC, NE, NM, NY, OH,
                                                     OK, PA, TN, TX, VA,
                                                     WA, WY

CNL Income Fund            49 fast-food or           AZ, CO, FL, GA, IN,             All cash            Public
VII, Ltd.                  family-style              LA, MI, MN, NC, OH,
                           restaurants               SC, TN, TX, UT, WA

CNL Income Fund            42 fast-food or           AZ, FL, IN, LA, MI,             All cash            Public
VIII, Ltd.                 family-style              MN, NC, NY, OH, TN,
                           restaurants               TX, VA

CNL Income Fund IX,        44 fast-food or           AL, CO, FL, GA, IL,             All cash            Public
Ltd.                       family-style              IN, LA, MI, MN, MS,
                           restaurants               NC, NH, NY, OH, SC,
                                                     TN, TX

CNL Income Fund X,         54 fast-food or           AL, CA, CO, FL, ID,             All cash            Public
Ltd.                       family-style              IL, LA, MI, MO, MT,
                           restaurants               NC, NE, NH, NM, NY,
                                                     OH, PA, SC, TN, TX, WA

CNL Income Fund XI,        43 fast-food or           AL, AZ, CA, CO, CT,             All cash            Public
Ltd.                       family-style              FL, KS, LA, MA, MI,
                           restaurants               MS, NC, NH, NM, OH,
                                                     OK, PA, SC, TX, VA, WA

CNL Income Fund            50 fast-food or           AL, AZ, CA, FL, GA,             All cash            Public
XII, Ltd.                  family-style              LA, MO, MS, NC, NM,
                           restaurants               OH, SC, TN, TX, WA

CNL Income Fund            50 fast-food or           AL, AR, AZ, CA, CO,             All cash            Public
XIII, Ltd.                 family-style              FL, GA, IN, KS, LA,
                           restaurants               MD, NC, OH, PA, SC,
                                                     TN, TX, VA

CNL Income Fund            65 fast-food or           AL, AZ, CO, FL, GA,             All cash            Public
XIV, Ltd.                  family-style              KS, LA, MN, MO, MS,
                           restaurants               NC, NJ, NV, OH, SC,
                                                     TN, TX, VA



      Name of                    Type of                                            Method of            Type of
       Entity                   Property                 Location                   Financing            Program
       ------                   --------                 --------                   ---------            -------

CNL Income Fund XV,        55 fast-food or           AL, CA, FL, GA, KS,             All cash            Public
Ltd.                       family-style              KY, MN, MO, MS, NC,
                           restaurants               NJ, NM, OH, OK, PA,
                                                     SC, TN, TX, VA

CNL Income Fund            48 fast-food or           AZ, CA, CO, DC, FL,             All cash            Public
XVI, Ltd.                  family-style              GA, ID, IN, KS, MN,
                           restaurants               MO, NC, NM, NV, OH,
                                                     TN, TX, UT, WI

CNL Income Fund            31 fast-food,             CA, FL, GA, IL, IN,             All cash            Public
XVII, Ltd.                 family-style or           MI, NC, NV, OH, SC,
                           casual-dining             TN, TX, WA
                           restaurants

CNL Income Fund            25 fast-food,             AZ, CA, FL, GA, IL,             All cash            Public
XVIII, Ltd.                family-style or           KY, MD, MN, NC, NV,
                           casual-dining             NY, OH, TN, TX, VA
                           restaurants

CNL American               578 fast-food,            AL, AZ, CA, CO, CT,               (1)             Public REIT
Properties Fund,           family-style or           DE, FL, GA, IA, ID,
Inc.                       casual-dining             IL, IN, KS, KY, LA,
                           restaurants               MD, MI, MN, MO, MS,
                                                     NC, NE, NH, NJ, NM,
                                                     NV, NY, OH, OK, OR,
                                                     PA, RI, SC, TN, TX,
                                                     UT, VA, WA, WI, WV

CNL Hospitality            9 limited service,        AZ, GA, NV, TX, WA                (2)             Public REIT
Properties, Inc.           extended stay or
                           full service hotels


(1) As of March 31, 1999, all of APF's net offering proceeds had been invested or committed for investment in properties and mortgage loans. Since April 1, 1999, APF has used proceeds from its line of credit to acquire and develop properties and to fund mortgage loans and secured equipment leases.

(2) In 1998, CHP used proceeds from its line of credit and net offering proceeds to fund the acquisition of two of its properties. As of June 30, 1999, CHP had repaid amounts borrowed on its line of credit using additional net offering proceeds. In 1999, CHP acquired an interest in seven additional properties through CNL Hotel Investors, Inc. ("CHI"), a real estate investment trust jointly owned by CHP and Five Arrow Realty Securities II L.L.C. ("Five Arrows"). In connection with the acquisition of these seven properties, CHI used proceeds from permanent financing, in addition to net offering proceeds from CHP and cash contributions from Five Arrows.

         A more detailed description of the acquisitions by real estate limited partnerships and the unlisted REITs sponsored by Messrs. Bourne and Seneff is set forth in prior performance Table VI, included in Part II of the registration statement filed with the Securities and Exchange Commission for this offering. A copy of Table VI is available to stockholders from the Company upon request, free of charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL American Properties Fund, Inc. and CNL Hospitality Properties, Inc. as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

         In order to provide potential purchasers of Shares in the Company with information to enable them to evaluate the prior experience of the Messrs. Seneff and Bourne as general partners of real estate limited partnerships and as directors and officers of the two unlisted REITs, including those set forth in the foregoing table, certain financial and other information concerning those limited partnerships and the two unlisted REITs with investment objectives similar to one or more of the Company's investment objectives is provided in the Prior Performance Tables included as Appendix C. Information about the previous public partnerships, the offerings of which became fully subscribed between January 1994 and December 1998, is included therein. Potential stockholders are encouraged to examine the Prior Performance Tables attached as Appendix C (in Table III), which include information as to the operating results of these prior partnerships, for more detailed information concerning the experience of Messrs. Seneff and Bourne.


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         In August 1999, the Company declared distributions totalling $7,422 (representing $0.02500 per Share), payable in September 1999. The Company intends to continue to make regular Distributions to stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Distributions will be declared monthly during the offering period, declared monthly during any subsequent offering, paid on a quarterly basis during an offering period, and declared and paid quarterly thereafter. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the Company may obtain the necessary funds by borrowing, issuing new securities, or selling Assets. These methods of obtaining funds could affect future Distributions by increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return capital for federal income tax purposes, although such Distributions will not reduce stockholders' aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors
(i) advise each stockholder of the risks associated with direct ownership of the property; (ii) offer each stockholder the election of receiving in-kind property distributions; and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         Distributions will be made at the discretion of the Directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from lessees of Equipment and borrowers under Mortgage Loans, less expenses paid) and the general financial condition of the Company, subject to the obligation of the Directors to cause the Company to qualify and remain qualified as a REIT for federal income tax purposes. The Company intends to increase Distributions in accordance with increases in net cash from operations.

                          INDEX TO FINANCIAL STATEMENTS

                        CNL HEALTH CARE PROPERTIES, INC.
                   (A Development Stage Maryland Corporation)






                                                                          Page
                                                                          ----
Updated Unaudited Financial Statements:

     Balance Sheets as of June 30, 1999 and December 31, 1998              15

     Statements of Stockholder's Equity for the six months ended
        June 30, 1999 and the year ended December 31, 1998                 16

     Notes to Financial Statements for the quarters and six months ended
        June 30, 1999 and 1998                                             17

                        CNL HEALTH CARE PROPERTIES, INC.
                   (A Development Stage Maryland Corporation)

                                 BALANCE SHEETS

                                                                  June 30,             December 31,
                                                                   1999                    1998
                                                               --------------         ----------------

                             ASSETS

Cash                                                             $       92                   $     92
Deferred offering costs                                           1,480,287                    975,339
Other                                                               112,063                      1,148
                                                             ---------------          -----------------

                                                                 $1,592,442                   $976,579
                                                             ===============          =================

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
    Due to related parties                                       $1,388,203                   $685,372
    Accounts payable and accrued expenses                             4,239                     91,207
                                                             ---------------          -----------------
       Total liabilities                                          1,392,442                    776,579
                                                             ---------------          -----------------

Stockholder's equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                         --                         --
    Excess shares, $.01 par value per share.
       Authorized and unissued 103,000,000 shares                       --                         --
    Common stock, $.01 par value per share.
       Authorized 100,000,000 shares, issued and
       outstanding 20,000 shares                                        200                        200
    Capital in excess of par value                                  199,800                    199,800
                                                             ---------------          -----------------
                                                                    200,000                    200,000
                                                             ---------------          -----------------

                                                                 $1,592,442                   $976,579
                                                             ===============          =================





                 See accompanying notes to financial statements.




                        CNL HEALTH CARE PROPERTIES, INC.
                   (A Development Stage Maryland Corporation)

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                       Six Months Ended June 30, 1999 and
                          Year Ended December 31, 1998



                                                             Common stock
                                                      ---------------------------     Capital in
                                                        Number            Par         excess of
                                                       of Shares         value        par value           Total
                                                      ------------     ----------    -------------    --------------

Balance at December 31, 1997                              20,000         $  200       $  199,800        $  200,000

Subscriptions received for common
    stock through public offering                          2,550             26           25,474            25,500

Subscriptions held in escrow                              (2,550 )          (26 )        (25,474 )         (25,500 )
                                                    -------------    -----------   --------------    --------------

Balance at December 31, 1998                              20,000            200          199,800           200,000

Subscriptions received for common
    stock through public offering                        246,480          2,465        2,462,335         2,464,800

Subscriptions held in escrow                            (246,480 )       (2,465 )     (2,462,335 )      (2,464,800 )
                                                    -------------    -----------   --------------    --------------

Balance at June 30, 1999                                  20,000         $  200       $  199,800        $  200,000
                                                    =============    ===========   ==============    ==============







                 See accompanying notes to financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                   (A Development Stage Maryland Corporation)

                          NOTES TO FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998


1.       Significant Accounting Policies:

         Basis of Presentation - The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of the management, necessary to a fair statement of the results for the interim period presented. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Health Care Properties, Inc. (the "Company") for the year ended December 31, 1998.

         As of June 30, 1999, the Company was in the development stage and had not begun operations.

2.       Deferred Offering Costs:

         The Company has and will continue to incur certain costs in connection with the offering, including filing fees, legal, accounting, marketing and printing costs and escrow fees, which will be deducted from the gross proceeds of the offering. Certain preliminary costs incurred prior to raising capital have been and will be advanced by affiliates of the Company. CNL Health Care Advisors, Inc. (the "Advisor") has agreed to pay all organizational and offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company.

3.       Related Party Arrangements:

         Certain affiliates of the Company will receive fees and compensation in connection with the offering, and the acquisition, management and sale of the assets of the Company.

         CNL Securities Corp. is entitled to receive commissions amounting to 7.5% of the total amount raised from the sale of shares for services in connection with the offering of the shares, a substantial portion of which will be paid as commissions to other broker-dealers. During the six months ended June 30, 1999, the Company incurred $184,860 of such fees, of which $165,381 will be paid by CNL Securities Corp. as commissions to other broker-dealers. The Company will not pay these fees until subscriptions for at least 250,000 shares ($2,500,000) have been obtained from the offering.

                        CNL HEALTH CARE PROPERTIES, INC.
                   (A Development Stage Maryland Corporation)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

              Quarters and Six Months Ended June 30, 1999 and 1998


3.       Related Party Arrangements - Continued:

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the six months ended June 30, 1999, the Company incurred $12,324 of such fees, the majority of which will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid. The Company will not pay these fees until subscriptions for at least 250,000 shares ($2,500,000) have been obtained from the offering.

         In addition, the Company has agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 shares sold by the managing dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of $12.00 during the five-year period commencing with the date the offering begins. No Soliciting Dealer Warrant, however, will be exercisable until one year from the date of issuance.

         CNL Health Care Advisors, Inc. is entitled to receive acquisition fees for services in finding, negotiating the leases of and acquiring properties on behalf of the Company equal to 4.5% of gross proceeds, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing of the shares on a national securities exchange or over-the-counter market, but excluding that portion of the permanent financing used to finance secured equipment leases. During the six months ended June 30, 1999, the Company incurred $110,915 of such fees. Such fees are included in other assets at June 30, 1999. These fees will not be paid until subscriptions for at least 250,000 shares ($2,500,000) have been obtained from the offering.

         CNL Health Care Advisors, Inc. and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering), on a day-to-day basis. For the six months ended June 30, 1999 and 1998, $167,392 and $61,619, respectively, were classified as deferred offering costs for these services.

                        CNL HEALTH CARE PROPERTIES, INC.
                   (A Development Stage Maryland Corporation)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

              Quarters and Six Months Ended June 30, 1999 and 1998


3.       Related Party Arrangements - Continued:

         Amounts due to related parties consisted of the following at:

                                                            June 30,       December 31,
                                                             1999             1998
                                                          ------------    -------------
           CNL Health Care Advisors, Inc.:
               Expenditures incurred on behalf of
                  the Company                               $ 701,629        $ 470,798
               Accounting and administrative services         378,778          211,386
               Acquisition fees                               112,063            1,148
                                                          ------------    -------------
                                                            1,192,470          683,332
                                                          ------------    -------------

           CNL Securities Corp.:
               Commissions                                    183,282            1,912
               Marketing support and due diligence
                  expense reimbursement fee                    12,451              128
                                                          ------------    -------------
                                                              195,733            2,040
                                                          ------------    -------------

                                                           $1,388,203        $ 685,372
                                                          ============    =============

4.       Subsequent Event:

         As of July 13, 1999, the Company had received aggregate subscription proceeds of $2,751,052, which exceeded the minimum offering amount of $2,500,000, and $2,526,052 of the funds were released from escrow. The remaining subscription proceeds of $225,000 (representing funds received from Pennsylvania investors) will be held in escrow until aggregate subscription proceeds total at least $7,775,000. As of July 22, 1999 the Company had received total subscription proceeds of $2,891,340, including $225,000 from Pennsylvania investors whose funds remained in escrow as of such date.